UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 04, 2012 (December 29, 2011)
(Date of earliest event reported)

Worthington Industries Inc.
(Exact name of registrant as specified in its charter)

OH	1-8399	31-1189815
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 Old Wilson Bridge Road, Columbus, Ohio		43085
(Address of principal executive offices)		(Zip Code)

(614) 438-3210
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

and

Item 2.01	Completion of Acquisition or Disposition of Assets.

Pursuant to the terms of a Stock Purchase Agreement, dated as of December 29, 2011 (the “Stock Purchase Agreement”), by and between Worthington Steel of Michigan, Inc. (“WS Michigan”), a Michigan corporation which is wholly-owned by Worthington Industries, Inc. (the “Registrant”), as Purchaser; and each of (i) Angus Industries, Inc., a Delaware corporation (“Angus Industries”); (ii) Angus Industries, Inc. Employee Stock Ownership Trust (“Shareholder”) acting by and through North Star Trust Company in its capacity as the trustee of such trust and not in its corporate capacity (the “Trustee”); (iii) William Blair Mezzanine Capital Fund III, L.P. (the “Noteholder”); and (iv) Robert A. Kluver, not in his individual capacity but solely in his capacity as the Phantom Unit Holder Representative, WS Michigan acquired Angus Industries through the purchase of 100% of the issued and outstanding shares of capital stock of Angus Industries from the Shareholder on December 29, 2011, for a purchase price of $180 million (the “Purchase Price”).  The Purchase Price was funded through borrowings under Worthington Industries’ revolving credit facility and proceeds from a $50 million special dividend recently received from Worthington Armstrong Venture, one of Worthington Industries’ unconsolidated joint ventures.  The purchase price is subject to adjustment based on the net working capital as of 11:59 p.m., Eastern Time, on December 29, 2011.  A portion of the Purchase Price was used to pay off certain indebtedness and other liabilities of Angus Industries.

Prior to closing, Angus Industries had redeemed all of the issued and outstanding warrants to purchase 9,337 shares of capital stock of Angus Industries from the Noteholder in exchange for a redemption note in the principal amount of $42,668,752.63, which is due on January 13, 2012 and will be paid out of the Purchase Price.

In addition, Angus Industries cancelled all of the outstanding Phantom Units (as defined in the Stock Purchase Agreement), other than Rollover Units (as defined in the Stock Purchase Agreement), in exchange for the consideration provided for and pursuant to the terms of Phantom Unit Amendment Agreements delivered by the holders of Phantom Units to Angus Industries and Robert A. Kluver, in his capacity as the Phantom Unit Holder Representative.

Angus Industries is based in Watertown, South Dakota.  Angus designs and manufactures high-quality, custom-engineered open and enclosed cabs and operator stations for a wide range of heavy mobile equipment in several end-markets, including agriculture, construction and mining.  In addition to its South Dakota headquarters, Angus Industries and its subsidiaries operate facilities in Northwood, Iowa, Greeneville, Tennessee and Florence, South Carolina, with approximately 1,250 non-union employees.   Angus Industries will operate as a stand-alone business segment, Engineered Cabs, in the Registrant’s portfolio of businesses.

The Stock Purchase Agreement is included as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.  The foregoing description of the material terms of the Stock Purchase Agreement is qualified in its entirety by reference to the full text of the Stock Purchase Agreement.

Cautionary Statement:

The Stock Purchase Agreement, which has been included to provide investors with information regarding its terms, contains representations and warranties of each of the parties thereto.  The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties delivered in connection with the execution of the Stock Purchase Agreement.  In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.  Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:

None

(b) Pro forma financial information:

None

(c) Shell company transactions:

None

(d) Exhibits

2.1
Stock Purchase Agreement, dated as of December 29, 2011, by and between Worthington Steel of Michigan, Inc. and each of (i) Angus Industries, Inc., (ii) Angus Industries, Inc. Employee Stock Ownership Trust, (iii) William Blair Mezzanine Capital Fund III, L.P. and (iv) Robert A. Kluver, not in his individual capacity but solely in his capacity as Phantom Unit Holder Representative*

99.1	News Release issued by Worthington Industries, Inc. on January 3, 2012.

*   The Attachments, Exhibits and Disclosure Schedules referenced in the Stock Purchase Agreement have been omitted pursuant to Item 601(b)(2) of SEC Regulation S-K.  Worthington Industries, Inc. hereby undertakes to furnish a copy of the omitted Attachments, Exhibits and Disclosure Schedules upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 04, 2012	WORTHINGTON INDUSTRIES INC.

	By:	/s/ Dale T. Brinkman
Dale T. Brinkman, Vice President-
Administration, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
2.1
Stock Purchase Agreement, dated as of December 29, 2011, by and between Worthington Steel of Michigan, Inc. and each of (i) Angus Industries, Inc., (ii) Angus Industries, Inc. Employee Stock Ownership Trust, (iii) William Blair Mezzanine Capital Fund III, L.P. and (iv) Robert A. Kluver, not in his individual capacity but solely in his capacity as Phantom Unit Holder Representative*

99.1	News Release issued by Worthington Industries, Inc. on January 3, 2012.